Exhibit 3.01

                        CERTIFICATE OF INCORPORATION

                                    OF

                        DECKER ORGANIC SYSTEMS, INC.


        FIRST: The name of this corporation shall be:

                        DECKER ORGANIC SYSTEMS, INC.

        SECOND: Its registered office in the State of Delaware is to be located at 3427 Old Capitol Trail, Suite 584, in the City of Wilmington, County of New Castle, DE 19800 and its registered agent at such address is SAMUEL WIERDLOW, INC.

        THIRD: The purpose or purposes of the corporation shall be:

To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

        FOURTH: The total number of shares o' stock which this corporation is authorized to issue is:

Seventy Five Million (75,000,000) shares at $.001 par value. FIFTH. The name and address of the incorporator is as follows:

                        Charlene Kalk
                        Samuel Wierdlow, Inc.
                        3422 Old Capitol Trail. Ste. 584
                        Wilmington, Delaware 19808

        SIXTH: The Hoard of Directors shall have the power to adopt, amend or repeal the by-laws.

IN WITNESS WHEREOF, the undersigned, being the incorporator herein before named, has executed, signed and acknowledged this certificate of incorporation this 14th day of August, 1998.

Charlene Kalk
Incorporator